Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-92981 on Form S-4 and Registration Statement Nos. 333-101518, 333-60768, 333-5493, 333-26785, 333-69811, 333-69813, 333-87279 and 333-35534 on Form S-8 of our report dated March 31, 2005, relating to the consolidated financial statements of SOURCECORP, Incorporated (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2002 and 2003 financial statements) appearing in this Annual Report on Form 10-K of SOURCECORP, Incorporated for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 31, 2005